Exhibit 10.1
CHANGE OF CONTROL AGREEMENT

This Change of Control Agreement is made December 2, 2004, between Digital Angel Company, a Company organized and existing under the laws of Delaware, with its principal office located at 490 Villuame Avenue, St. Paul, Ramsey County, Minnesota (the “Company”), and Kevin N. McGrath, the Company’s Chief Executive Officer and President (“Executive”).

RECITALS

A.     The Agreement is being put into place in consideration for the continued efforts after the date hereof of Executive and in lieu of executing a long term written employment agreement.

In consideration of the above and other good and valuable consideration, and of the mutual benefits and obligations set forth in this agreement, the parties agree as follows:

SECTION ONE

TERM OF AGREEMENT

This Agreement shall commence on the date hereof and shall continue in effect so long as Executive remains employed by the Company.

SECTION TWO

CHANGE IN CONTROL PAYMENT

A.  Upon a Change in Control, Executive shall be entitled to receive the Change in Control Compensation, as hereafter defined.

B.  For all purposes of this Agreement, a Change in Control shall be deemed to occur if: (i) any person or entity (or persons or entities acting as a group) other than Applied Digital Solutions, Inc. (“Applied Digital”) acquires stock of the Company that, together with stock then held by such person, entity or group, results in such person, entity or group holding more than fifty (50%) percent of the fair market value or total voting power of the Company; or, (ii) a member of the Board of Directors of the Company is replaced by a director (or added to the Company’s Board of Directors) and such director was not nominated and approved by the Board of Directors; or, (iii) a change of control occurs at Applied Digital Solutions, Inc. as such term is defined in the employment agreement between the Company’s current Chairman of the Board, Scott R. Silverman, and Applied Digital Solutions, Inc.

C.  For all purposes of this Agreement, the Term Change in Control Compensation shall mean the sum of: (i) any and all earned but unpaid base salary and earned but unpaid bonus compensation as of the date of the Change in Control; (ii) three (3) times the base salary; and

(iii) three (3) times the average bonus paid by the Company to Executive for the three (3) full calendar years immediately prior to the Change in Control or the number of calendar years that were completed prior to the Change in Control if less than three (3) calendar years. The Change in Control Compensation shall be paid to Executive within ten (10) days of the Change in Control. In addition, any outstanding stock options held by Executive as of the Change in Control shall become vested and exercisable as of such date, and shall remain exercisable as of the life of the option (or, in the case of an acquisition of all of the common stock of the Company, such options shall vest prior to such closing so that the shares issuable upon such exercise may be sold in the Change of Control transaction). Further, the Company shall continue to pay any lease payments on any vehicle then used by Executive, which vehicle is being leased by the Company for use by Executive.

The Company shall also pay to you all legal fees and expenses incurred by Executive in any proceeding to obtain or enforce any right or benefit provided by this Agreement or in connection with any tax audit or proceeding to the extent attributable to the application of Section 4999 of the Internal Revenue Code of 1986, as amended (the “Code”) to any payment or benefit provided under this Agreement.

D.  If you are a “disqualified individual” within the meaning of Section 280G of the Code, the parties agree that the payments described in this Section and all other payments to you under any other agreements or arrangements with any persons that constitute “parachute payments” within the meaning of Section 28OG of the Code are collectively subject to an overall maximum limit. The maximum limit shall be one dollar less than the aggregate amount that would otherwise cause any such payments to be considered a “parachute payment” within the meaning of Section 280G of the Code, as determined by the Company. Accordingly, to the extent that the payments would be considered a “parachute payment” with respect to you, then the portions of such payments shall be reduced or eliminated in the following order until the remaining change of control termination payments with respect to you is within the maximum described in this paragraph D:

1.	First, any cash payment to you;

2.	Second, any change of control termination payments not described in this agreement; and

3.	Third, any forgiveness of indebtedness of yours to the Company.

You irrevocably waive any and all rights to receive any change of control termination payments that exceed the maximum limit described in this paragraph D.

SECTION THREE

SUCCESSORS; BINDING AGREEMENT

This Agreement shall inure to the benefit of and be enforceable by your personal or legal representatives, executors, administrators, heirs, distributees, and legatees. If you should die while any amount would still be payable to you if you had continued to live, all such amounts shall be paid in accordance with the terms of this Agreement to your legatee or other designee or, if there is no such designee, to your estate.

SECTION FOUR

MISCELLANEOUS

No provision of this Agreement may be modified, waived, or discharged unless the waiver, modification, or discharge is agreed to in writing and signed by you and such officer as may be specifically designated by the Board. No waiver by either party to this Agreement at any time of any breach by the other party of, or compliance with, any condition or provision of this Agreement to be performed by such other party shall be deemed a waiver of similar or dissimilar provisions or conditions at the same or at any prior or subsequent time. No agreements or representations, oral or otherwise, express or implied, with respect to the subject matter of this Agreement have been made by either party that are not expressly set forth in this Agreement. The validity, interpretation, construction, and performance of this Agreement shall be governed by the laws of Minnesota. Any payments provided for shall be paid net of any applicable withholding or deduction required under federal, state, or local law.

SECTION FIVE

VALIDITY

The invalidity or enforceability of any provision of this Agreement shall not affect the validity or unenforceability of any other provision of this Agreement, which shall remain in full force and effect.

SECTION SIX

COUNTERPARTS

This Agreement may be executed in several counterparts, each of which shall be deemed to be an original but all of which together will constitute one and the same instrument.

SECTION SEVEN

ARBITRATION

Any dispute or controversy arising under or in connection with this Agreement shall be settled exclusively by arbitration in Minnesota in accordance with the rules of the American Arbitration Association then in effect. Judgment may be entered on the arbitrator’s award in any court having jurisdiction.

SECTION EIGHT

ENTIRE AGREEMENT

This Agreement sets forth the entire understanding of the parties with respect to its subject matter and supersedes all prior written or oral agreements or understandings with respect to the subject matter.

The parties have executed this Agreement on the day and year first above written.

DIGITAL ANGEL CORPORATION

/s/ James P. Santelli
By: James P. Santelli
Its: Vice President of Finance and Chief Financial Officer

/s/Kevin N. McGrath
Kevin N. McGrath
(address)